Exhibit 4.8

[English Translation]

April 27, 2004

Beijing P&T Consulting & Design Institute Company Limited

and

Beijing P&T Consulting & Design Institute

Agreement on Use of Premises and Related Management Services

Contents

1	Premises	1

2	Usage of Premises	2

3	Related Management Services	2

4	Payment of Utilization Fees and Related Service Charges	2

5	Commitment and Guarantee	3

6	Improvements, renovation and exterior publicity of Party B’s Premises	4

7	Term of the Agreement	4

8	Force Majeure	4

9	Confidentiality	5

10	Assignment	5

11	No waiver	5

12	Notice	5

13	Governing Law and dispute settlement	6

14	Effectiveness of this Agreement and miscellaneous	6

i

Agreement on Use of Premises and Related Management Services

This agreement (“Agreement’) was entered into between the following parties in Beijing, People’s Republic of China (hereinafter referred to as “China”) on April 27, 2004.

BETWEEN

(1)	Beijing P&T Consulting & Design Institute Company Limited (hereinafter referred to as “Party A”)

Legal representative: Zhang Xiangli

Address of registration: No. 126, Xizhimennei Street, Xicheng District, Beijing

(2)	Beijing P&T Consulting & Design Institute(hereinafter referred to as “Party B”)

Legal Representative: Zhang Xiangli

Address of registration: No. 126, Xizhimennei Street, Xicheng District, Beijing

WHEREAS:

(A)	Party A is a company incorporated and validly existing under the laws of China, specialized in designing and consulting services on post and telecommunications engineering.

(B)	Party B is an enterprise set up and validly existing under the laws of China;

(C)	In order for Party A to maintain normal production and operations, Party A needs to use some of Party B’s Premises. Party A also requires Party B’s related management services.

(D)	The two Parties are willing to make some fair and reasonable arrangements for the related premisess and management services supplied to by Party B Party A.

THEREFORE, the two parties reach the following agreements through amicable consultation and on the basis of equality and mutual benefit:

1	Premises

1.1	The premises Party B provided to Party A are its proprietary premises, including land and buildings, equipments and facilities affixed to and in such buildings, such as air conditioners, water, heat, light and power supplies (hereinafter referred to as “Party B’s Premises”). The list of Party B’s Premises are set forth in the Attachment to this Agreement.

1.2	During the term of this Agreement, Party A may, due to its operational needs, request that the amount of Party B’s Premises space which is utilized be increased or decreased; in such event, Party B shall use best efforts to meet such requirements, subject to its own operational needs and requirements.

2	Usage of Premises

2.1	Party B’s Premises will be used as offices, retail outlets, operations, warehouses and any other legitimate purposes as agreed upon by the two Parties.

2.2	Party A shall not transfer or assign the right of use of Party B’s Premises to any third party without the consent of Party B. However, Party B hereby agrees that Party A may transfer or deliver the right of use of Party B’s Premises to its subsidiaries.

3	Related Management Services

3.1	Party B shall correspondingly provide Party A with related management services with respect to Party B’s Premises. Such management services shall include (but not limit to):

3.1.1	Daily maintenance for such equipments and facilities inside Party B’s Premises as air conditioners, water, electricity, heat, elevators and light supplies, etc;

3.1.2	Daily cleaning work of Party B’s Premises and relevant garden maintenance within the scope of Party B’s Premises;

3.1.3	To pay for water, electricity, gas and other expenses on behalf of Party A;

3.1.4	Daily security services for Party B’s Premises.

3.2	Party B may, with written consent of Party A, entrust a third party (inclusive of Party B’s subsidiaries, affiliates and other related companies) to provide Party A with related specific services provided that Party B has to make sure that the service quality provided by any such third party meets the requirements under this Agreement and conforms to the state and industry standards. Party B shall undertake the ultimate and full responsibilities for all obligations of the services provided by the third parties. Any additional charges arising from the entrustment of such duties to third parties shall be at expense of Party B.

4	Payment of Utilization Fees and Related Service Charges

4.1	Party B shall charge Party A for utilization fees and related service charges at standard rates, which shall not be higher than the general market leasing charges and property management fees for similar premises. The specific utilization fees and related service charges decided based on this principle are set forth in the Attachment to this Agreement.

4.2	All expenses (including water, electric, heat and natural gas rates, etc) actually arising during the period Party A’s use of Party B’s Premises shall be at expense of Party A.

4.3	Party A shall pay Party B the premises utilization fees and related service charges before May 25 and November 25 for the first and second half of that same year respectively.

4.4	Where Party A delays the payment of premises utilization fees and related service charges, it shall pay Party B a penalty of 0.03% of the amount of the late payment for each day of delay.

4.5	Where the comprehensive management services provided by Party B do not meet the national standards, industrial criterions or requirements in Clause 5.5 under this Agreement, Party A may, at its discretion, make deductions to the service charge due to Party B for the relevant month of service provided by Party B. Where Party B delays in providing such services, Party A may deduct 3% of the monthly service charge as a penalty for each day of delay.

4.6	Party B shall bear any and all payments of taxes in relation to Party B’s Premises used by Party A.

5	Commitment and Guarantee

5.1	Each Party hereto represents, warrants and undertakes to the other Party that this Agreement is valid, effective and equally binding to the two Parties.

5.2	Party B guarantees that it has the right to provide Party B’s Premises to Party A for use. Where, in any occasion or for any reasons, Party B’s property right and/or right of use to the premises is exposed to any objection, which causes Party A’s failure to realize its right of use under this Agreement or any other damages, Party B shall compensate Party A for any and all direct economic losses thus incurred to Party A.

5.3	Party A guarantees to compensate any and all direct economic losses where Party B’s Premises are damaged intentionally by Party A.

5.4	Party B guarantees that Party B’s Premises provided and delivered to Party A for use be in good conditions as required by Party A. Party B shall conduct regular inspection and repairs to these premises. Where Party A suffers any loss during the use of Party B’s Premises due to the poor management of Party B, the latter shall compensate any and all direct economic losses thus incurred to Party A.

5.5	Party B guarantees that the comprehensive management services provided by Party B shall be in conformity to the state standards and industrial criterion and meet the following basic requirements:

5.5.1	Equipments & facilities

To ensure normal operation of the equipments and facilities, Party B shall improve its operation system for equipments and facilities, set up a filing system on equipments and facilities, strengthen its routine inspection and patrol, and upkeep its regular maintenance.

5.5.2	Environment & sanitation

All-day cleanliness shall be kept; offices, business locations, corridors and courtyards remain tidy, sanitary and no garbage or sundries are allowed to be piled around; any problem discovered shall be solved in time.

5.5.3	Landscaping

Landscaping shall be up to the related state standards. Plants shall be trimmed, fertilized and irrigated frequently and prevented from the attack by plant diseases and insect pests.

5.5.4	Security

Security shall be up to the level of morality, professionalism and service consciousness and strong skill of defence.

5.5.5	Transportation order and car parking

Transportation and parking shall be in good order.

5.5.6	Water, electricity and gas rate shall be paid on time.

5.5.7	Other related supplementary services shall be supplied in time.

6	Improvements, renovation and exterior publicity of Party B’s Premises

Party A may, with written consent of Party B, make decoration, renovation, installation, alteration and improvement inside or outside Party B’s Premises at the expense of Party A. Nevertheless, Party A shall guarantee that:

6.1	The decoration, renovation, installation, alteration and improvement shall not change any characteristics of Party B’s Premises in any substantial aspects;

6.2	All construction work related to the decoration, renovation, installation, alteration and improvement should be done in a proper manner so that all persons and premises can be protected and Party B’s operations nearby will not be disturbed unreasonably.

7	Term of the Agreement

7.1	This Agreement shall be of validity from the day when it comes into force to March 31, 2007.

7.2	The term of use of Party B’s Premises by Party A shall be 3 years from March 21, 2004 to March 21, 2007.

8	Force Majeure

In any event of force majeure which is unforeseeable, unavoidable and insurmountable to its happening and consequences, resulting in any inability on any Party to perform the related obligations hereunder, the affected Party shall immediately notify the other Parties of such event, and provide the other Parties within fifteen (15) days valid documents of proof evidencing the detailed occurrence of such event, and reasons for its inability or delay to perform all or part of such obligations under the Agreement. Upon the extent to which an event of force majeure affects the performance of such obligations, the Parties hereto shall consult each other so as to terminate or partially waive or extend the performance of such obligations.

9	Confidentiality

Save as otherwise provided or required by the laws or regulatory authorities, neither Party shall, without prior written consent (each Party shall not refuse or delay to give the consent without any reasons) of the other Party, offer or disclose the contents of this Agreement or any other materials or information related to the operations of the other Party to any companies, enterprises, organizations or individuals.

10	Assignment

Save as stated in Clause 2.2 and Clause 3.2 under this Agreement, neither Party shall, without the prior written consents of the other Party, transfer or assign any and all of its right(s) or obligation(s) under this Agreement.

11	No waiver

Save as otherwise stipulated by the laws, failure or delay of exercising its rights, power or privileges under this Agreement by either Party shall not be construed as a waiver of these rights, power or privileges. Any one time or partial exercise of such rights or powers by one Party shall not affect any further or complete exercise of such rights or powers.

12	Notice

12.1	Any notice in connection with this Agreement shall be made in writing and delivered to the other Party by hand, by post or facsimile transmission. Any notice delivered by hand shall be deemed as received upon delivery; Any notice sent by facsimile transmission shall be deemed as received when the sender’s fax shows “sent”; Any notice delivered by post shall be deemed as received on the 5th working date (accordingly extended for legal holidays) after the mailing date. Any notice shall come into force upon receipt.

12.2	The addresses for service and recipients of the two Parties shall be as follows:

Beijing P&T Consulting & Design Institute Company Limited	Beijing P&T Consulting & Design Institute

Recipient: Li Yongming	Recipient: Zhang Qidong

Address: No. 126, Xizhimennei Street, Xicheng District, Beijing	Address: No. 126, Xizhimennei Street, Xicheng District, Beijing

Post Code: 100035	Post Code: 100035

Tel: 66118311	Tel: 66118322

Fax: 66118355	Fax: 66118322

13	Governing Law and dispute settlement

13.1	This Agreement shall be governed by, construed and executed in accordance with Chinese law.

13.2	Any dispute in connection with validity, interpretation or performance of this Agreement arising between the two Parties shall be settled through amicable consultation. Where it cannot be settled through consultation within 30 days from the day when the dispute arises, either Party may summit the dispute to China International Economic and Trade Arbitration Commission for arbitration in Beijing according to the currently valid arbitration rules. The arbitration award shall be final and binding upon the two Parties. Save as the matters in dispute for arbitration, other parts of this Agreement shall remain valid during the period of arbitration.

14	Effectiveness of this Agreement and miscellaneous

14.1	This Agreement shall come into force upon execution by the legal persons or representatives of the two Parties.

14.2	Upon the unanimous agreement of the Parties hereto, the Agreement may be amended or supplemented and any of such amendment or supplementary to the Agreement shall be effective only if they are in writing and executed by the legal persons or authorized representatives of the Parties.

14.3	The Agreement is severable. Should any provision hereof for any reason at any time be declared invalid or unenforceable, then the validity and enforceability of the remaining provisions herein shall remain intact.

14.4	The Agreement is executed in Chinese in six (6) original counterparts, one of which shall be retained by each Party hereto, four shall be retained by Party A for filing with the relevant land and real estate authority. Each counterpart is equally effective.

Beijing P&T Consulting & Design Institute Company Limited	Beijing P&T Consulting & Design Institute

Legal Person or Representative (Signature)	Legal Person or Representative (Signature)

/s/ ZHANG Xiangli	/s/ ZHANG Xiangli

Attachment: List of Utilization Fees and Related Service Charges regarding Party B’s Premises